Exhibit 99.1

For Immediate Release

For more information:

Jefferson Harralson

Chief Financial Officer

(706) 781-2265

Jefferson_Harralson@ucbi.com

United Community Banks, Inc. Announces COMPLETION

OF MERGER WITH FOUR OAKS FINCORP, INC.

BLAIRSVILLE, GA., November 1, 2017 -- United Community Banks, Inc. (NASDAQ: UCBI) (“United”) has completed its merger, effective November 1, 2017, with Four Oaks Fincorp, Inc. (OTCQX: FOFN) (“Four Oaks”).

Also effective November 1, 2017, Four Oaks’ bank subsidiary, Four Oaks Bank & Trust Company (“Four Oaks Bank”), merged into United’s bank subsidiary, United Community Bank. The legacy Four Oaks Bank offices will continue to operate as Four Oaks Bank & Trust Company until conversion to United’s operating systems, which is expected in April 2018. After conversion, these offices will operate under the brand name of United Community Bank.

The merger with Four Oaks Bank launches United’s entry into the diverse and fast-growing Raleigh, North Carolina MSA and is an integral part of United’s broader strategy to expand by attracting strong bankers who can grow in this new market area for United.

“The acquisition of Four Oaks Bank is another example of our strategy to enter into fast growing markets with the right team of bankers who can drive growth,” stated Jimmy Tallent, chairman and chief executive officer of United. “As a highly-respected, 105 year-old community bank, Four Oaks is the perfect partner for us in the Raleigh market. They have a solid customer base and share our culture of exceptional customer service, thereby providing an excellent springboard for future expansion. I am so excited to welcome them as part of the United family.”

David Rupp, chief executive officer of Four Oaks said, “We are excited to join the United Community team. Our new partners have long been recognized for their focus on service, which is how we run our bank as well. As a part of a larger organization, we will be able to deliver an expanded product set to our customers while keeping our branches and market teams in place.  This combination will allow us to grow with Four Oaks customers and communities as we expand our franchise in central North Carolina.”

Lynn Harton, president and chief executive officer of United’s bank subsidiary, said “I continue to be impressed with the talent that Four Oaks is bringing to United. Their business momentum has continued since the initial acquisition announcement and I couldn’t be more confident about the growth potential of this team and franchise. Four Oaks is a great introduction of the United brand into the market.”

Four Oaks Bank operates 14 banking offices, 12 of which are located within the Raleigh, North Carolina metropolitan statistical area, including loan production offices in Raleigh and Apex. At September 30, 2017, Four Oaks had $726.7 million in assets, $560.3 million in deposits and $503.1 million in loans.

About United Community Banks, Inc.

United Community Banks, Inc. (NASDAQ: UCBI) is a bank holding company based in Blairsville, Georgia with $11.9 billion in assets. The company’s banking subsidiary, United Community Bank, is one of the southeast region’s largest full-service banks, operating 156 offices in Georgia, North Carolina, South Carolina and Tennessee. The bank specializes in personalized community banking services for individuals, small businesses and corporations. Services include a full range of consumer and commercial banking products including mortgage, advisory, and treasury management. Respected national research firms consistently recognize United Community Bank for outstanding customer service. For the last four years, J.D. Power has ranked United Community Bank first in customer satisfaction in the Southeast. In 2017, for the fourth consecutive year, Forbes magazine included United on its list of the 100 Best Banks in America. Additional information about the company and the bank’s full range of products and services can be found at www.ucbi.com.